EntrepreneurShares Series Trust

470 Atlantic Avenue, Suite #400

Boston, MA 02210

June 26, 2014

EDGAR FILING

U.S. Securities and Exchange Commission

Division of Investment Management

100 F Street, NE

Washington, DC 20549

Re:	Request for Acceleration - EntrepreneurShares Series Trust Post Effective Amendment No. 14 and Amendment No. 17 to Registration Statement on Form N-1A (File Nos. 333-168040 and 811-22436)

Dear Sir or Madam:

As discussed with Ms. Karen Rossotto of the Securities and Exchange Commission with the Division of Investment Management on June 24th, 2014 pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended (the “1933 Act”), the undersigned hereby requests the effectiveness under the 1933 Act of Post Effective Amendment No. 14 to its registration statement on Form N-1A to be accelerated to June 26th, 2014, or as soon as practicable thereafter. Post Effective Amendment No. 14 is filed herewith pursuant to the 1933 Act and Rule 485(a) of Regulation C thereunder, and pursuant to the Investment Company Act of 1940, as amended. The undersigned is aware of its obligations under the 1933 Act.

Very truly yours,

EntrepreneurShares Series Trust

/s/Joel Shulman

By: Joel M. Shulman

Title: CIO

Rafferty Capital Markets, LLC

59 Hilton Avenue

Garden City, NY 11530

June 26, 2014

EDGAR FILING

U.S. Securities and Exchange Commission

Division of Investment Management

100 F Street, NE

Washington, DC 20549

Re:	Request for Acceleration - EntrepreneurShares Series Trust Post Effective Amendment No. 14 and Amendment No. 17 to Registration Statement on Form N-1A (File Nos. 333-168040 and 811-22436)

Dear Sir or Madam:

As principal underwriter for EntrepreneurShares Series Trust (the “Trust”), the undersigned hereby requests the effectiveness under the Securities Act of 1933, as amended (the “1933 Act”), of Post Effective Amendment No. 14 to the Trust’s registration statement on Form N-1A to be accelerated to June 26, 2014, or as soon as practicable thereafter. Post Effective Amendment No. 14 is filed herewith pursuant to the 1933 Act and Rule 485(a) of Regulation C thereunder, and pursuant to the Investment Company Act of 1940, as amended. The undersigned is aware of its obligations under the 1933 Act.

Very truly yours,

Rafferty Capital Markets, LLC

/s/ Thomas A. Mulrooney

By: Thomas A. Mulrooney

Title: President